Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electronic Data Systems Corporation:

We consent to the use of our reports dated March 24, 2005, with respect to the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries (“EDS”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to changes of accounting resulting from EDS’ adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and SFAS No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Dallas, Texas

April 19, 2005